Exhibit 99.1

Beam Global Reports Fiscal Q3 2021 Financial Results

Conference Call Today at 4:30 PM ET

SAN DIEGO, CA, November 11, 2021—Beam Global, (Nasdaq: BEEM, BEEMW) (“Beam” or “the Company”), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter and Recent Company Highlights

•	Ended the quarter on September 30, 2021 with the highest backlog of $7.1 million in the company’s history.

•	Grew sales pipeline by 50% from $50M to $75M.

•	Recorded the highest Q3 revenue in the company’s history, 63% increase over same period prior year.

•	Exceeded $5M in new orders in the quarter.

•	Recent multiple unit orders include:
o	U.S. Marine Corps purchased 21 EV ARCTM systems to be deployed at 14 Marine Corps bases in the U.S.
o	California State Department of Motor Vehicles purchased 15 EV ARCTM units for public use.
o	Ventura County CA purchased 10 EV ARCTM Systems for fleet and public use.
o	City of San Jose, California purchased 4 EV ARC™ systems to charge the city’s fleet.

•	Beam Global was issued a patent by the Chinese Patent Office that covers the Company’s compact transportation-configurable EV ARCTM products.

•	Set the world record for the longest flight in a production electric aircraft, powered only by sunshine, proving Beam products can re-fuel a diverse set of electric transportation solutions.

•	Volvo CE demonstrated EV ARC™ at the Utility Expo to utility professionals and construction contractors who can now purchase Volvo electric construction equipment and EV ARC™ together.

•	Beam Global declared Hall of Fame Top 50 performer by LD Micro, selected out of more than 2,000 companies.

“We reported the highest second quarter revenues in the Company’s history and now, continuing that trend, we are reporting the highest third quarter revenues in our history. We also ended the quarter with our highest ever backlog of over $7 million and our highest pipeline of over $75 million. We are seeing many more multiple unit orders and we are experiencing an acceleration through the sales process,” said Beam CEO Desmond Wheatley. “The passing of the infrastructure bill by Congress on November 5, 2021 will provide $7.5 billion for building a nationwide network of plug-in electric vehicle chargers which demonstrates the commitment from the current administration to support electric vehicle growth. We are seeing an increase in orders through our GSA Federal contract. At the same time the enterprise and consumer markets are heating up with fantastic new products from companies like Rivian and Ford, while a post vaccine return to the office is reinvigorating the workplace charging market. We are investing in our factory and in our team while remaining laser focused on cost control, because we see nothing but growth in our future. It’s a great time to be Beam.”

1

Fiscal Q3 2021 Financial Summary

Revenues

Our revenues for the third fiscal quarter ended September 30, 2021 were $2,020,612, compared to $1,237,434 for the third quarter in the prior year, a 63% increase. For the first nine months of 2021, revenues were $5,514,102, a 38% increase over $4,009,644 reported for the same period in 2020. Shipments to state and local agencies were bolstered by increasing Federal and enterprise orders.

Gross Loss

The gross loss for the three months ended September 30, 2021 was $208,023, compared to gross loss of $188,732 for the same period in 2020. Our gross loss for the first nine months of 2021 was $631,020, compared to gross loss of $173,037 for the same period in 2020. Our gross loss increased primarily due to an increase in costs for the new EV ARC™ 2020 unit compared to the original EV ARC™ which we expect to improve over time, and due to increases in the cost of materials and delivery services due to supply shortages.

Operating Expenses

Total operating expenses were $1,481,306 for the three months ended September 30, 2021, compared to $906,962 for the same period in 2020, a 63% increase. Operating expense for the nine months ended September 30, 2021 was $3,952,991, a 47% increase compared to $2,697,418 for the same period in 2020. The increase was primarily due to non-cash compensation expense for stock options and vesting of director restricted shares and increased sales and marketing expense to support revenue growth.

Net Loss
The net loss for the third quarter of 2021 was $1,688,631, compared to $1,100,023 for the third quarter of 2020. The net loss for the first nine months of 2021 was $4,581,228, compared to $2,876,501 for the same period in 2020. This is primarily attributable to the increase in gross loss and increased operating expenses.

Cash and Working Capital

At September 30, 2021, we had cash of $23,078,452, compared to $26,702,804 at December 31, 2020. Cash decreased due to year to date operating cash usage, partially offset by the exercise of warrants. Our working capital decreased from $28,133,031 at December 31, 2020 to $26,125,088 at September 30, 2021.

Conference Call Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10161987/efaa8bcfcd

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE):    1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN:    1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=OL0OHeWA

2

About Beam Global
Beam Global is a Cleantech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks, and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.

Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Next PR

Press@BeamForAll.com

+1 813-526-1195

Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-295-7661

3

Beam Global

Condensed Balance Sheets

(000's omitted)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$23,078	$26,703
Accounts receivable	2,476	1,786
Prepaid and other current assets	232	321
Inventory, net	2,127	1,093
Total current assets	27,913	29,903

Property and equipment, net	642	235
Operating lease right of use asset	2,143	2,419
Patents, net	342	294
Deposits	52	52
Total assets	$31,092	$32,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$790	$728
Accrued expenses	429	392
Sales tax payable	73	92
Deferred revenue	44	37
Operating lease liabilities, current	452	521
Total current liabilities	1,788	1,770

Deferred revenue, noncurrent	116	70
Operating lease liabilities, noncurrent	1,732	1,911
Total liabilities	3,636	3,751

Total stockholders' equity	27,456	29,152
Total liabilities and stockholders' equity	$31,092	$32,903

4

Beam Global

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenues	$2,021	$1,237	$5,514	$4,010
Cost of revenues	2,229	1,426	6,145	4,183
Gross loss	(208)	(189)	(631)	(173)

Operating expenses	1,481	907	3,953	2,697
Loss from operations	(1,689)	(1,096)	(4,584)	(2,870)

Other income (expense), net	–	–	4	(1)
Loss before income tax expense	(1,689)	(1,096)	(4,580)	(2,871)
Income tax expense	–	4	1	5
Net loss	$(1,689)	$(1,100)	$(4,581)	$(2,876)

Net loss per share - basic and diluted	$(0.19)	$(0.17)	$(0.52)	$(0.50)
Weighted average shares outstanding - basic and diluted	8,919,824	6,615,893	8,856,269	5,702,262

5